Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST CHARTER CORPORATION

     The undersigned Corporation, a business corporation incorporated under the North Carolina Business Corporation Act, pursuant to action by its Board of Directors, hereby sets forth its Amended and Restated Articles of Incorporation:

     ARTICLE 1: The name of the Corporation is First Charter Corporation.

     ARTICLE 2: The period of duration of the Corporation shall be perpetual.

     ARTICLE 3: The purposes for which the Corporation is organized are:

(a) to purchase, own and hold the stock of other corporations, and to do every act and thing covered generally by the denomination “bank holding corporation” or “holding corporation,” and especially to direct the operations of banks, banking associations or other corporations through the ownership of stock therein;

(b) to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of the capital stock of, or any bonds, notes, securities, or evidences of indebted-ness created by any other corporation or corporations organized under the laws of this state or any other state and also bonds or evidences of indebtedness of the United States or of any state, district, territory or subdivision or municipality thereof and to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers and privileges of ownership including the right to vote on any shares of stock so owned;

(c) to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, con-tracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks or other securities or evidences of indebtedness shall be held by or for the Corporation, or in which, or in the welfare of which, the Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of the Corporation;

(d) to engage in any other lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, as amended, including, but not limited to, manufacturing, purchasing or otherwise acquiring, owning, mortgaging, pledging, selling, assigning and transferring, or otherwise disposing of, investing, trading, dealing in and with, goods, wares and merchandise and property of every class and description, whether real, personal, mixed, tangible, or intangible; entering into or serving in any kind of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative relationship or capacity for any persons or corporations whatsoever; and

(e) to engage in, conduct and operate any other business which may be deemed adapted, directly or indirectly, to add to the profits of its business or to increase the value of its property.

     In furtherance and not in limitation of the power conferred by the laws of the State of North Carolina upon corporations organized for the foregoing purposes, the Corporation shall have power to borrow money, to lend money, to guarantee obligations, to purchase, construct, lease or otherwise acquire, own, hold, use, maintain, operate or otherwise manage or control, sell, exchange, lease, mortgage, pledge or otherwise dispose of, property of any kind or character, real, personal or mixed, tangible or intangible, necessary, useful, or convenient therefor, and to acquire, hold, mortgage, pledge or dispose of shares, bonds and other evidences of indebtedness and securities of the United States of America or any state or municipality therein or of any domestic or foreign corporation.

     The foregoing clauses shall be construed as enumerating specific purposes and powers, but no recitation, expression or declaration of specific purposes or powers herein enumerated shall be deemed to be exclusive, but it is hereby expressly declared that all other lawful purposes and powers not inconsistent therewith are hereby included.

     The Board of Directors of the Corporation shall have the authority to adopt resolutions approving the indemnification, to the fullest extent permitted by Chapter 55 of the North Carolina General Statutes, of any person made a party to any action or proceeding, whether civil, criminal or administrative, by reason of the fact that such person was serving as director, officer, employee or agent of the Corporation.

     ARTICLE 4: The aggregate number of shares the Corporation is authorized to issue is One Hundred Two Million (102,000,000), divided into the following classes:

Class	Number of Shares

Common Stock Preferred Stock	100,000,000 2,000,000

(a) COMMON STOCK

The class of common stock has unlimited voting rights and, after satisfaction of claims, if any, of the holders of preference or preferred shares, is entitled to receive the net assets of the Corporation upon distribution.

(b) PREFERRED STOCK

Shares of Preferred Stock may be issued as one or more classes and in series within a class all with such preferences, limitations and relative rights as and when determined by resolution of the Board of Directors of the Corporation or any other manner authorized by law.

(1) Series X Junior Participating Preferred Stock. There is hereby established a series of Preferred Stock, no par value per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i) The distinctive serial designation of this series shall be “Series X Junior Participating Preferred Stock” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii) The number of shares in this Series shall initially be 100,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii) The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions payable in Common Stock of the Corporation are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day. Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 1,000 shares of Common Stock, no par value per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

(vi) The shares of this Series shall not be redeemable.

(vii) In addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

     ARTICLE 5: The shareholders of the Corporation shall have no preemptive right to acquire additional shares of the Corporation.

     ARTICLE 6: The address of the registered office of the Corporation is 10200 David Taylor Drive, Charlotte, North Carolina, 28262-2373 and the name of its registered agent at such address is Robert O. Bratton.

     ARTICLE 7: The board of directors of the Corporation shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected.

     ARTICLE 8: The Corporation shall not consolidate with, or merge with or into, any other corporation or convey to any corporation or other person or otherwise dispose of all or substantially all of the assets or dispose of by any means all or substantially all of the stock or assets of any major subsidiary of the Corporation unless such consolidation, merger, conveyance or disposition is approved (a) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate voting power of the outstanding stock entitled to vote thereon, and (b) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate voting power of the outstanding stock entitled to vote thereon, which shall include the affirmative vote of at least fifty percent (50%) of the voting power of the outstanding stock of shareholders entitled to vote thereon other than controlling shareholders, (i) if the shareholder entitled to vote thereon is a person who, including affiliates of such person, is the beneficial owner (as the terms are defined in the Securities Exchange Act of 1934 and in the rules thereunder) of more than twenty percent (20%) of the voting power of the Corporation (a “controlling shareholder”), provided that shares held, voted or otherwise controlled by a person as a trustee, plan administrator, officer of the Corporation or otherwise pursuant to an employee benefit plan of the Corporation or of an affiliate of the Corporation shall not be deemed to be beneficially owned by any person for the purpose of determining whether a person is a controlling shareholder, and (ii) if, prior to the acquisition of twenty percent (20%) of the voting power of the Corporation by a shareholder, the Board of Directors of the Corporation had not unanimously approved such consolidation, merger, conveyance or disposition. If there is a controlling shareholder, this Article 8 can be amended only by the affirmative vote of the voting power of the Corporation then required to approve a consolidation, merger, conveyance or disposition under this Article 8.

     ARTICLE 9: The vote of three-quarters of the number of directors fixed in the manner provided in the Bylaws of the Corporation shall be required for the approval of a plan of merger or plan of consolidation or similar plan of the Corporation with any other corporation(s) or entity(ies) in which the Corporation is the acquired corporation or for adopting a resolution recommending a sale, lease or exchange of all or substantially all the property of the Corporation.

     The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the social and economic effects on the employees, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located. The provisions of this Article 9 may be amended only by the affirmative vote of the voting power of the Corporation as would be required at the time of such amendment to amend Article 8 hereof.

     ARTICLE 10: To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damage for breach of his or her duty as a director. Any repeal or modification of this Article 10 shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.